EXHIBIT 4.5

THE SECURITIES OFFERED HEREIN ARE SUBJECT TO
SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY

STOCK SUBSCRIPTION AGREEMENT

     1.     Subscription. NeXplore Corporation, a Nevada corporation (the "Company"), has offered for sale and the undersigned purchaser (the "Purchaser") hereby tenders this subscription and applies for the purchase of shares of the Company's Common Stock, par value $0.00001 ("Common Stock" or "Common Shares"), at a purchase price per Common Share, calculated as follows (the "Offering"):

     Based on the investment amount, the Purchaser shall receive a percentage discount off the average closing bid price of the Common Stock for the three (3) trading days immediately preceding the date of such investment, as follows:

Amount of Investment	Percentage Discount

Less than $250,000	-0-
$250,000 and above	50%

     Together with this Subscription Agreement, the Purchaser is delivering to Company payment in good funds of the full amount of the purchase price for the Common Shares for which it is subscribing pursuant hereto against delivery of the Common Stock certificates. Time is of the essence in connection with this Subscription Agreement.

     2.     RISK FACTORS AND DISCLOSURES BY THE COMPANY

     NOTICE: The investment represented by this Subscription Agreement involves risks and uncertainties, some of which may be substantial, which include without limitation the following:

     (a)     Lack of Operating History. The Company is a start-up company and has no operating history. The Company is faced not only with general risks associated with any new business venture, but also special risks inherent in its prospective plan of business; the Company may not be successful or profitable.

     (b)     Experience of Management. The Company's management has varying degrees of experience in technology, sales, marketing, accounting, and finance. Management's experience in managing, financing and operating an independent business start-up is limited.

     (c)     No Dividends. The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future.

     (d)     Competition. There are numerous entities, which are currently engaged, or may in the near future engage, in business similar and competitive to the business of the Company.

     (e)     Economy. The success of the Company depends upon many factors over which the Company will have no control. For example, changes in the economic conditions in the country, in general, and in the Internet search engine business in particular.

     (f)     Limited Financial Resources. The Company's financial resources are limited. Operation of the Company will be dependent on the ability of the Company to generate revenues from any business operations and/or to procure additional financing; such financing may not be available or may not be available at affordable rates.

     (g)     Issuance of Additional Securities; Dilution. After the sale of the Common Stock to the Purchaser, the Company will have additional shares of authorized, but unissued Common Stock. Those shares of stock may be issued without shareholder approval for any purpose deemed appropriate by, and a price determined by the Board of Directors of the Company. Issuance of such shares may dilute the Purchaser's interest in the business and may substantially dilute Purchaser's investment on a book value per share basis.

     (h)     Absence of Market for Stock. In addition to the restrictions on the transfer of the Common Stock, there may not be a ready market for the resale of the shares; Purchaser may not be able to sell or otherwise dispose of Purchaser's interest in the Company at any price.

     (i)     Arbitrary Determination of Offering Price. The purchase price of the Common Stock has been arbitrarily determined and may not bear any relationship to the assets or net worth of the Company and may not be an indication of the actual value of the Company.

     (j)     Control of the Company. The acquisition of a business opportunity, particularly through merger or corporate reorganization, could involve the issuance of a substantial number of shares of common stock, which may cause a change in control of the Company, resulting in the resignation of some or all of the Company's directors and officers and the appointment of successors.

     3.     Representations and Warranties of Purchaser. In order to induce the Company to accept this subscription, the Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

     (a)     The Purchaser has carefully reviewed the Company's most recent Annual Report on Form 10-KSB, its subsequent Quarterly Reports on Form 10-QSB, and its Current Reports on Form 8-K (collectively, the "SEC Reports"), which SEC Reports are incorporated herein for all purposes, as if repeated verbatim herein;

     (b)     The Purchaser has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and the Offering, and all such questions, if any, have been answered to the full satisfaction of the Purchaser;

     (c)     Except as set forth in this Agreement, no warranties have been made to the Purchaser by the Company or any agent, employee or affiliate of the Company and in entering into this transaction the Purchaser is not relying upon any information, other than that contained in this Agreement and the results of independent investigation by the Purchaser;

     (d)     The Purchaser understands that the Common Stock is being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States Federal and State securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Common Stock;

     (e)     The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement is a legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; and

     (f)     Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of an investment in the Company and the suitability of the Shares subscribed for as an investment for Purchaser;

     (g)     Purchaser is able to bear the economic risk of the above-described investment and Purchaser has sufficient net worth to sustain a loss of Purchaser's entire investment in the Company without material economic hardship if such a loss should occur;

     (h)     It has been called to Purchaser's attention by those individuals with whom Purchaser has dealt in connection with Purchaser's investment in the Company, that (i) Purchaser's investment in the Company is speculative and involves a high degree of risk of loss of the entire investment in the Company and that Purchaser must bear the economic risk of such investment for an indefinite period of time because the Shares have not been registered under the Act or applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Act and such state laws or unless an exemption from such registration is available, (ii) no assurances can be made regarding any economic advantages (including tax) which may inure to the benefit of the Purchaser, (iii) no assurances can be made concerning return on investment, and (iv) this Agreement constitutes an absolute obligation and is independent of any other Agreement for Common Stock;

     (i)     Purchaser acknowledges that neither the Company, its officers, agents or employees, or any other person, expressly or by implication, has represented, guaranteed or warranted to the Purchaser as to any of the following: i) the approximate or exact length of time that Purchaser will be required to remain as owner of the Common Stock; (ii) the percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of this investment; or (iii) that the past performance or experience on the part of the Company, or any future projections will, in any way, indicate the predictable results of the ownership of the Shares or of the overall financial performance of the Company;

     (j)     Purchaser has made other risk capital investments or other investments of a speculative nature and, by reason of its business and financial experience or the business and financial experience of those persons Purchaser has retained to advise Purchaser with respect to Purchaser's investment in the Company, has acquired the capacity to protect Purchaser's own interest in investments of this nature. In reaching the conclusion that Purchaser desires to acquire the Shares, Purchaser has carefully evaluated Purchaser's financial resources and investments and acknowledges that Purchaser is able to bear the economic risks of investment in the Shares;

     (k)     Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended, and has executed the accredited investor questionnaire attached hereto as Exhibit "A".

     4.     Representations of the Company. The Company represents and warrants:

     (a)     The execution, delivery and performance of this Agreement by the Company and the performance of its obligations hereunder do not and will not constitute a breach or violation of any of the terms and provisions of, or constitute a default under or conflict with or violate any provision of (i) the Company's Certificate of Incorporation or By-laws, (ii) any indenture, mortgage, deed of trust, agreement or other instrument to which the Company is a party or by which it or any of its property is bound, (iii) any applicable statute of regulation, (iv) or any judgment, decree or order of any court or governmental body having jurisdiction over the Company or any of its property.

     (b)     The Company is a corporation duly organized, validly existing and in good standing under the law of its jurisdiction of incorporation and is duly qualified as a foreign corporation in all jurisdictions where the failure to be so qualified would have a materially adverse effect on its business, taken as a whole.

     (c)     The Common Stock issued pursuant to this Agreement is duly authorized, and when paid for pursuant to this Agreement, issued and delivered, shall be validly issued, fully paid and non-assessable.

     5.     Acceptance. The Purchaser understands that this subscription is not binding upon the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company's execution of this Agreement where indicated. This Agreement shall be null and void if the Company does not accept it as aforesaid. Upon acceptance by the Company and receipt of the total purchase price, the Company will issue to the Purchaser one or more certificates for the full number of shares of Common Stock subscribed for.

     6.     Restricted Legend. The Purchaser recognizes that the Common Stock, when issued, will not have been registered for public sale under the Securities Act of 1933 (the "Act") or the securities laws of any state and that the share certificate will bear a "Restricted Stock" legend substantially as follows:

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ISSUED TO THE REGISTERED OWNER IN RELIANCE UPON THE WRITTEN REPRESENTATION OF THE REGISTERED OWNER THAT SUCH SECURITIES HAVE BEEN PURCHASED BY THE REGISTERED OWNER FOR INVESTMENT AND SUCH SECURITIES HAVE BEEN ISSUED IN RELIANCE THEREON PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD, PLEDGED, ASSIGNED OR HYPOTHECATED EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS, OR EXEMPTION THERE FROM, OR UNLESS IN THE OPINION OF THE COMPANY AND ITS LEGAL COUNSEL SUCH TRANSFER, SALE, PLEDGE, ASSIGNMENT OR HYPOTHECATION WILL NOT BE IN VIOLATION OF SUCH LAWS."

     7.     Piggyback Registration.

     (a) (i) The Company shall include a percentage of the shares of Common Stock purchased pursuant to this Agreement ("Registrable Shares") in any Registration Statement filed by the Company with the Securities and Exchange Commission on any appropriate form (other than Forms S-8 and S-4) at any time within the first twelve (12) months from the date of issuance of the Common Stock, unless a registration statement registering the resale of the Common Stock has previously become effective. After twelve (12) months from the date of issuance of the Common Stock, all of the Common Stock not previously registered may be eligible for trading under Rule 144 or other Securities regulations.

     (ii) The number of Registrable Shares shall consist of that number of shares of Common Stock purchased pursuant to this Agreement, multiplied by the following percentage amounts:

Dollar Amount of Investment	Percentage of Common Shares Purchased which are Eligible for Registration (Registrable Shares)
Less than $250,000	-0-
$250,000 to 999,999	20%
$1,000,000 to 1,999,999	30%
$2,000,000 to 2,999,999	40%
$3,000,000 and above	50%

(For example, if the Purchaser invests between $2 and $3 million, which results in the purchase of 1 million Common Shares, then the number of Registrable Shares shall be 400,000.)

     (b) The Company shall use its reasonable best efforts to keep the Registration Statement continuously effective in order to permit the Prospectus forming part thereof to be usable by holders until the earlier of the sale of all the Securities covered by the Registration Statement pursuant to the Registration Statement, or the date which is two years from the issuance date of the Common Stock (in any such case, such period being called the "Registration Period"). The Company shall be deemed not to have used its best efforts to keep the Registration Statement effective during the requisite period if it voluntarily takes any action that would result in holders of Securities covered thereby not being able to offer and sell such Securities during that period, unless (i) such action is required by applicable law, or (ii) such action is taken by the Company in good faith and for valid business reasons (not including avoidance of the Company's obligations hereunder), including the acquisition or divestiture of assets.

     (c) The Company shall make available upon the filing thereof with the Commission, a copy of any Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the Prospectus included therein.

     (d) The Company will take reasonable precautions to ensure that (i) any Registration Statement and any amendment thereto and any Prospectus forming part thereof and any amendment or supplement thereto complies in all material respects with the Act and the rules and regulations thereunder, (ii) any Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Prospectus forming part of any Registration Statement, and any amendment or supplement to such Prospectus, does not include an untrue statement of a material fact or omit a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

     (e) The Company shall advise the holders:

          (i) when a Registration Statement and any amendment thereto has been filed with the Commission or a state and when the Registration Statement or any post-effective amendment thereto has become effective; and

          (ii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

          (iii) of the receipt by the Company of any notification with respect to file suspension of the qualification of the Securities included therein for sale in any jurisdiction or the initiation of any proceeding for such purpose; and

          (iv) of the happening of any event that requires the making of any changes in the Registration Statement or the Prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made).

     8.     Indemnification.

     (a)     The Purchaser agrees to indemnify the Company and hold it harmless from and against any and all losses, damages, liabilities, costs and expenses which it may sustain or incur in connection with the breach by the Purchaser of any representation, warranty or covenant made by it herein.

     (b)     The Company agrees to indemnify the Purchaser and hold it harmless from and against any and all losses, damages, liabilities, costs and expenses which it may sustain or incur in connection with the breach by the Company of any representation, warranty or covenant made by it herein.

     9.     Assignment. Neither this Agreement nor any of the rights of the Purchaser hereunder may be transferred or assigned by the Purchaser.

     10.     Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by facsimile signature, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. Only an instrument in writing signed by the party to be charged with enforcement may amend this Agreement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

     11.     Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid, as follows: If to Purchaser, to the address set forth on the signature page of this Agreement and if to the Company, to NeXplore Corporation, 2601 Network Blvd, Suite 208, Frisco, Texas 75034, or to such other address as the Company or the Purchaser shall have designated to the other by like notice.

[SIGNATURE PAGE FOLLOWS]

     In witness whereof, this Agreement was duly executed by Purchaser on the _____ day of ____________________, 2007.

PURCHASER:     ______________________________

     ______________________________
     (Signature) (Title)

     ______________________________
     (Print Name)

Exact Name(s) in which ownership of Securities is to be registered:

______________________________________

Principal Place of Business:     _________________________________________

_________________________________________

_________________________________________

Telephone:

Facsimile:

Email:

Federal Tax ID Number: __________________________________________

Amount of Subscription: $______________________

AGREED AND ACCEPTED this _____ day of ____________________, 2007.

NEXPLORE CORPORATION

By:______________________________

Paul O. Williams
Chairman of the Board and Chief Financial Officer

EXHIBIT "A" -- ACCREDITED INVESTOR QUESTIONNAIRE

      Purchaser hereby represents, warrants and confirms that Purchaser is an "accredited investor" as defined in Regulation D of the Securities Act of 1933 (the "Securities Act"). Purchaser has concluded that Purchaser is an accredited investor because:

(INITIAL ALL THAT APPLY)

________ (1) Purchaser is any bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the Securities Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

________ (2) Purchaser is any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

________ (3) Purchaser is any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

________ (4) Purchaser is any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

________ (5) Purchaser is any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of Purchaser's purchase exceeds $1,000,000;

________ (6) Purchaser is any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

________ (7) Purchaser is any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); or

________ (8) Purchaser is any entity in which all of the equity owners are accredited investor.

PURCHASER:

Printed Name:

By (if applicable) / Signature:

Name (if applicable):

Title (if applicable):

Date: